Exhibit 10.46

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is entered into as of August 5, 2003, between Barry Soosman (the “Executive”), and Guitar Center, Inc. (the “Company”), effective eight (8) days after Executive’s signature, unless Executive revokes his acceptance as provided in Section 15(c), below (the “Effective Date”).

Recitals:

WHEREAS, Executive was the Executive Vice President, Chief Strategic Officer and General Counsel of the Company pursuant to that certain Second Amended and Restated Employment Agreement dated as of July 1, 2001 (the “Employment Agreement”);

WHEREAS, the Executive tendered his resignation, and the Company accepted such resignation; and

WHEREAS, the Company and Executive now wish to document the termination of Executive’s employment relationship and to resolve all matters between them.

Agreement:

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1.                                       Resignation of Employment.  Executive hereby confirms his resignation of his employment with the Company and all positions that Executive held as an officer, director or employee of the Company and all subsidiaries of the Company, and the Company confirms its acceptance of such resignations, effective June 16, 2003 (the “Officer Resignation Date”), except that Executive shall be deemed a non-officer employee of the Company for the period from June 17, 2003 through August 8, 2003 for the sole purpose of providing transitional assistance, such employment status to terminate for all purposes at the close of business on August 8, 2003 (the “Final Resignation Date”).

2.                                       Payment of Accrued Wages and Expenses.  On the Final Resignation Date, the Company shall pay to Executive, in cash, (a) all accrued wages at the current base compensation rate of $300,000 per year) and (b) all accrued but unused vacation (which the parties agree is three weeks, representing a gross wage payment of $17,308), in each case through the Final Resignation Date.

3.                                       Severance Benefits.  As of the Effective Date, Executive shall be entitled to receive the following severance benefits, which shall be the exclusive severance benefit payable to Executive, unless Executive has breached the provisions of this Agreement, in which case the provisions of Section 18(b) shall apply:

(a)                                  Continued Payment of Base Salary.  The Company shall pay to the Executive his current base salary of $300,000 through June 30, 2004.  Such payments shall be made in accordance with the Company’s regular payroll practices.  For clarity, the parties acknowledge that the purpose of this Section 3(a), in combination with Section 2(a), is to provide for the payment of Executive’s current base compensation of $300,000 per year through June 30, 2004.

(b)                                 Bonus.  The Company shall pay to Executive a bonus equal to $225,000, such bonus to be paid on or before February 14, 2004.

(c)                                  Benefits.  In the event that Executive elects to continue group health insurance coverage for himself and his eligible dependents who were covered under the Company’s medical plans as of the Officer Resignation Date, at the same level in effect as of the Officer Resignation Date, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay for the amount of his premium payments for such coverage through June 30, 2004.  In the event Executive desires to discontinue this coverage, he shall notify the Chief Administrative Officer of the Company in writing who shall promptly terminate the coverage benefit.

(d)                                 Company Car.  The Company shall pay the monthly lease fees for the Mercedes-Benz S430 presently provided by the Company for Executive’s use (the “Company Car”) and continue to include such Company Car on the Company’s insurance policy through June 30, 2004 (the “Automobile Use Period”).  In addition, during such period, the Company shall reimburse Executive for reasonable and normal maintenance and care expenses and gasoline costs (up to two (2) tanks of gasoline per week) for such Company Car with respect to the Automobile Use Period.  Such amounts shall be paid by the Company on a monthly basis within 30 days following receipt of an invoice from Executive setting forth in reasonable detail such expenses.  The Company shall be responsible for the costs incurred in the disposition of the Company Car at the end of the Automobile Use Period, except that Executive shall return the car to a designated location and shall be responsible for any charges for (i) excess mileage beyond 66,000 miles or (ii) excess wear and tear.

4.                                       Stock Options.  As of August 4, 2003, Executive has been granted and not exercised options to purchase shares of the Company’s common stock pursuant to the Stock Option Agreements as identified on Exhibit A attached hereto (the “Option Agreements”).  In accordance with the terms of such options, on the Effective Date, all of the unvested stock options held by Executive pursuant to the Option Agreements shall immediately vest and become exercisable.  In accordance with the Option Agreements and the related plan, such options will remain exercisable until the close of business 90 days after the Final Resignation Date.

5.                                       Consulting Following Resignation Date.  For the period commencing on the Resignation Date and ending on the first to occur of (a) February 28, 2004 and (b) the date that Executive obtains substitute employment which is incompatible with providing consulting services hereunder (the “Consulting Period”), should Executive make himself available to the Company at the Company’s request, as a consultant, the Company shall pay the Executive $225 per hour for any consulting services provided, except that Executive will in any event answer phone inquiries of short duration at no charge to the Company through June 30, 2004.  Availability (other than for phone inquiries of short duration) will be on a good faith basis, with no obligation by either party.  Consulting fees due shall be paid by the Company on a monthly basis following receipt of an invoice from Executive setting forth in reasonable detail the time spent providing consulting services to the Company.  The Company agrees to reimburse Executive for his reasonable expenses incurred in connection with the performance of such consulting services within thirty (30) days after receipt of an invoice from Executive setting forth in reasonable detail such expenses.  Any travel required in connection with consulting duties shall be approved by the Company in advance and reimbursed as follows:  (a) first class air fare and (b) hotel, living and entertainment expenses consistent with past practices during Executive’s tenure as an employee of the Company.

6.                                       Other Matters.

(a)                                  Second Hand Dealer Licenses.  The Company and its subsidiaries shall cause Executive to be removed from all second hand dealer licenses by June 30, 2004.

(b)                                 401-K.  The Company confirms that the current policy of the Company is that, in the case of balances of greater than $5,000, a terminated employee may leave his or her profit sharing and deferral account balances in the Company’s plan indefinitely, or roll over such balances into a substitute qualified plan.

(c)                                  ESPP.  Withholdings since the closing of the most recent option period (June 30, 2003) will be refunded to Executive promptly after the Final Resignation Date.

7.                                       Publicity.  Except to the extent required to comply with applicable legal requirements (including the terms of the listing of the Company’s stock), neither party shall issue any press release or make any public statement regarding the matters contemplated hereby without the prior approval of the other parties.  The parties acknowledge that this Agreement must be filed with the Securities and Exchange Commission as an exhibit to the Form 10-Q for the current quarter ending September 30, 2003, and consent to such filing.

8.                                       References.  All requests for references or comment on Executive’s employment history with the Company (other than dates of employment) will be referred to Larry Thomas, who, based on the facts known to him as of the date of this Agreement, will provide a favorable recommendation and will not revise this recommendation unless (a) material objective new information comes to his attention after the date hereof regarding the Executive’s willful misconduct or gross negligence in the conduct of his duties while an employee of the Company and (b) such information has been discussed with Executive.  In the event Mr. Thomas is no longer in the Company’s employ, Executive and an appropriate senior executive of the Company will meet and agree on an appropriate subsequent representative of the Company for reference purposes.

9.                                       Application of Insider Trading Policies Applicable to Executive.  On the third business day following the Company’s release of earnings for the second quarter of 2003 (August 4, 2003), Executive will be released from the Company’s insider trading policy provided he does not obtain material non-public information subsequent to such date due to his continued consulting services to the Company.  Executive acknowledges that he is aware of the prohibitions on insider trading contained in the federal securities laws.

10.                                 Section 16.  Executive acknowledges that following the Officer Resignation Date he will continue to be subject to certain provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and he agrees to comply with such provisions.  Absent a legal determination to the contrary, the Company’s records will show that the Officer Resignation Date was the last date that Executive was an “Executive Officer” of the Company (as such term is used under the Securities Exchange Act of 1934, as amended).

11.                                 Indemnification Agreement.  The Company hereby reaffirms its obligations under that certain Indemnification Agreement between the Company and Executive substantially in the form filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997 (the “Indemnification Agreement”).  The Company’s obligations under the Indemnification Agreement shall survive Executive’s termination of employment.

12.                                 Reserved.

13.                                 Litigation Cooperation.  Executive agrees to give reasonable cooperation, at the Company’s request, in any pending or future litigation or arbitration brought against the Company and in any investigation the Company may conduct.  Executive shall be reimbursed for all time spent at a rate of $225 per hour.  Such amounts shall be paid by the Company on a monthly basis following receipt of an invoice from Executive setting forth in reasonable detail the time spent providing such cooperation to the Company.  The Company agrees to reimburse Executive for his reasonable expenses incurred in connection with such cooperation within thirty (30) days after receipt of an invoice from Executive setting forth in reasonable detail such expenses.  Air travel, hotel costs and entertainment expenses will be reimbursed consistent with the Company’s past practices with respect to Executive, as determined by the Company’s Co-Chief Executive Officers, in their reasonable discretion.  Notwithstanding the foregoing, the Company shall have no obligation by virtue of this Section 13 to pay Executive for time spent and expenses incurred by Executive in any pending or future litigation or arbitration where Executive is a co-defendant or party to the arbitration or litigation.

14.                                 Confidential Information; Return of Company Property.

(a)                                  Executive acknowledges and reaffirms his obligations to the Company pursuant to Sections 5, 6 and 7 of the Employment Agreement.  Without limiting the provisions of Sections 5, 6 and 7 of the Employment Agreement, Executive understands and agrees that (i) in the course of his employment with the Company, he has been acquiring confidential information and trade secrets concerning their operations, their future plans and their methods of doing business, (ii) it would be extremely damaging to the Company if he disclosed such information to a competitor or made it available to any other person or company, (iii) such information was divulged to him in confidence, and (iv) he will keep such information secret and confidential unless disclosure is required by court order or otherwise by compulsion of law.  In view of the nature of his employment and the information and trade secrets which he has been receiving during the course of his employment, Executive also agrees that the Company would be irreparably harmed by any violation, or threatened violation of the agreements in this Section 14 or Sections 5, 6 and 7 of the Employment Agreement and that, therefore, the Company shall be entitled to an injunction prohibiting Executive from any violation or threatened violation of such agreements or sections without the requirement that any bond be posted.  Notwithstanding the foregoing, it is agreed that Executive’s obligations under Section 7 of the Employment Agreement shall survive only until the first to occur of (a) June 30, 2004 or (b) a material breach of this Agreement by the Company which remains uncured after written notice and thirty (30) days to cure (such period, the “Section 7 Continuation Period”).

(b)                                 Executive shall deliver to the Company on the Final Resignation Date all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of Executive or his agents or representatives.

(c)                                  Subject to Section 3(d), Executive shall return to the Company on the Final Resignation Date all equipment of the Company in his possession or control (including without limitation any computer equipment) and relinquish access to the Company’s facilities and computer systems, except that (i) Executive may retain his cellular phone provided that the service obligation will promptly be transferred to his responsibility and (ii) executive may retain his laptop personal computer; provided, however, that upon request Executive shall submit such computer to the Company’s IT department to have any Company confidential information and any systems access software removed.  Executive may retain access to the voicemail on his telephone station in the main office through September 30, 2003 provided that Executive shall check the voicemail regularly and will immediately forward any messages relating to the Company’s business to the appropriate official of the Company for handling.

(d)                                 The Company will facilitate and cooperate with the removal by Executive of his personal property from the Company’s premises.

15.                                 General Release of Claims by Executive.

(a)                                  As of the Effective Date, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby releases and forever discharges the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and employee benefit plans in which Executive is or has been a participant by virtue of his employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Final Resignation Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, and similar state or local statutes, ordinances, and regulations; provided, however, that this release shall not apply to any right of indemnification provided to Executive by statute, charter or the Indemnification Agreement.

(b)                                 EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c)                                  In accordance with the Older Workers Benefit Protection Act of 1990, Executive acknowledges that he is aware of the following:

(i)                                     He has a right to consult with an attorney before accepting this offer;

(ii)                                  He has twenty-one (21) days from the date this offer is received to consider this offer; and

(iii)                               He has seven (7) days after accepting this offer to revoke his acceptance, and his acceptance will not be effective until that revocation period has expired.

16.                                 Release of Claims by the Company.

(a)                                  As of the Effective Date, the Company hereby releases and forever discharges Executive and his executors, heirs, representatives and assigns, from any and all Claims which the Company has or may have against the Executive based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Final Resignation Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, and similar state or local statutes, ordinances, and regulations; provided, however, that this Section 16 shall not apply or otherwise release any Claim which a corporation may not provide an officer with exculpation of, or indemnification from, under applicable Delaware law.

(b)                                 THE COMPANY ACKNOWLEDGES THAT IT HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE COMPANY HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

17.                                 Withholding; Taxes.  Any amounts payable under this Agreement shall be subject to any applicable state, federal or local income and employment tax withholding obligations.

18.                                 Severability; Enforcement.

(a)                                  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Without limiting the generality of the preceding sentence, if at the time of enforcement of this Agreement or Sections 5, 6 and 7 of the Employment Agreement (subject to the Section 7 Continuation Period provided for in this Agreement), a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the failure of all or any of such provisions to be enforceable shall not impair or affect the obligations of the Company to pay compensation or severance obligations under this Agreement.

(b)                                 In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive materially violates any provision of this Agreement or Section 5, 6 or 7 (subject to the Section 7 Continuation Period) of the Employment Agreement, (and such violation, if unintentional on the part of the Executive, continues for a period of thirty (30) days following receipt of written notice from the Company), any severance payments then or thereafter due from the Company to the Executive may be terminated forthwith and upon such election by the Company, the Company’s obligation to pay and the Executive’s right to receive such severance payments shall terminate and be of no further force or effect.  The Executive’s obligations under this Agreement or Sections 5, 6 and 7 (subject to the Section 7 Continuation Period) of the Employment Agreement shall not be limited or affected by, and such provisions shall remain in full force and effect notwithstanding the termination of any severance payments by the Company in accordance with this Section 18(b).  The exercise of the right to terminate such payments shall not be deemed to be an election of remedies by the Company and shall not in any manner modify, limit or preclude the Company from exercising any other rights or seeking any other remedies available to it at law or in equity.  Notwithstanding the foregoing, in the event the Company elects to exercise its termination rights hereunder, it shall promptly (a) remit any withheld payments into a separate account and notify Executive thereof in writing and (b) unless otherwise agreed with Executive, commence a declaratory relief action seeking an appropriate court determination of the validity of such interpretation (with the costs thereof allocated in accordance with Section 25 of this Agreement).

19.                                 GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA, OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF CALIFORNIA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

20.                                 Notices.  All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

If to the Company, to:

Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Attention:  Chief Executive Officer
Telephone:  (818) 735-8800
Telecopier:  (818) 735-8833

With copies to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, California 94025

Attention:  Anthony J. Richmond, Esq.

Telephone:  (650) 328-4600

Telecopier:  (650) 463-2600

If to the Executive, to:

Barry Soosman
852 Country Valley Road
Westlake Village, California 91362
Telephone:  (805) 373-1937

With copies to:

Winston & Strawn

333 S. Grand Avenue, 38th Floor

Los Angeles, California 90071

Attention:  Paul J. Coady, Esq.

Telephone:  (213) 615-1721

Telecopier:  (213) 615-1750

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

21.                                 Understanding and Authority.  The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.  The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

22.                                 Integration Clause.  This Agreement constitutes the entire agreement and understanding of the Company and Executive with respect to the terms set forth herein and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter, including, without limitation, the Employment Agreement; provided, however, that Sections 5, 6 and 7 of the Employment Agreement shall survive Executive’s termination of employment and continue in full force and effect.  This Agreement may only be amended by written instrument signed by a duly authorized officer of the Company and Executive which expressly states its intent to amend this Agreement.

23.                                 Jurisdiction, Etc.

(a)                                  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any California state court or federal court of the United States of America sitting in the State of California, County of Los Angeles, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such California state court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(b)                                 Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any California state or federal court in and for or otherwise located in Los Angeles County.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  The Company and the Executive further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

24.                                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

25.                                 Attorneys Fees.  In connection with any action to enforce this Agreement, the prevailing party shall be entitled, in addition to any other remedy available to such party, to receive reimbursement for the reasonable attorneys fees and costs actually incurred by such party in connection therewith.

26.                                 Execution in Counterparts.  This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

27.                                 RIGHT TO ADVICE OF COUNSEL.  EXECUTIVE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT YOU HE HAS CONSULTED WITH HIS LAWYER CONCERNING THIS AGREEMENT.

(Signature page follows)

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

EXECUTIVE:	COMPANY:

GUITAR CENTER, INC.

/s/ Barry Soosman	By:	/s/ Larry Thomas
Barry Soosman	Name: Larry Thomas
Title: Co-Chief Executive Officer

Date: August 5, 2003	Date:August 1, 2003

S-1

EXHIBIT A

STOCK OPTIONS

[Attached]

A-1

Personnel Option Status	Guitar Center, Inc.
	ID: 95-4600862	File: OPTSTMT
	5795, Lindero Canyon Rd.	Date: 7/31/2003
	Westlake Village, CA 91362	Time: 1:15:45PM

AS OF 8/4/2003

Barry Soosman

852 Country Valley Rd.

Westlake Village, CA USA 91362

Number	Option Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable

00000096	6/3/1996	1996	NQ	79,599	$10.8900	71,500	79,599	0	0	8,099	8,099
00000162	6/3/1996	1996	NQ	79,599	$10.8900	78,500	79,599	0	0	1,099	1,099
00000377	4/5/2000	1997	ISO	40,000	$10.5625	0	30,000	0	10,000	40,000	30,000
00001426	8/2/2001	1997	ISO	6,527	$15.3050	0	0	0	6,527	6,527	0
00001427	8/2/2001	1997	NQ	33,473	$15.3050	0	20,000	0	13,473	33,473	20,000
00001659	5/22/2002	1997	ISO	2,500	$16.9750	0	0	0	2,500	2,500	0
00001660	5/22/2002	1997	NQ	7,500	$16.9750	0	2,500	0	5,000	7,500	2,500

				249,198		150,000	211,698	0	37,500	99,198	61,698

Information Currently on File

Tax	Rate%	Option SDS Broker	Registration	Alternate Address

Federal	25.000	Smith Barney
Social Security	6.200	Attn: John Arnold
Medicare	1.450	1901 Main St. 8th Floor
CA-State	9.300	Irvine, CA 92614
		DTC 0418

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